Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: July 21, 2005 NASDAQ Symbol: FBMI	Contact:	Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
SECOND QUARTER AND YEAR-TO-DATE 2005 RESULTS

Highlights Include:
•	Earnings per share (diluted) of $0.46 for the second quarter of 2005, compared to $0.39 in the first quarter of 2005 and $0.43 in the second quarter of 2004
•	Earnings per share (diluted) of $0.85 in the first half of 2005 compared to $0.87 in the first half on 2004
•	Keystone Community Bank acquisition continues on track
•	Addition to Russell Microcap Index

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation announced earnings per share of $0.46 for the second quarter of 2005, compared to $0.43 for the second quarter of 2004, an increase of 7.0%. Net income was $2,508,000 for the quarter ended June 30, 2005, compared to $2,565,000 for the quarter ended June 30, 2004. Returns on average assets and average equity for the second quarter of 2005 were 1.23% and 13.6%, respectively, compared with 1.33% and 12.2%, respectively, in the second quarter of 2004. Net income was affected by mortgage activity at a much lower level than year-ago, with gain on sale of mortgages down 49%. The capital management strategies of share repurchase and self tender offer executed primarily in 2004 helped improve earnings per share and return on equity. All per share amounts are fully diluted amounts and have been adjusted to reflect the 5% stock dividend paid in December 2004.

For the first half of 2005, earnings per share of $0.85 compared to $0.87 for the first half of 2004, a decrease of 2.3%. Net income was $4,645,000 for the six months ended June 30, 2005, compared to $5,246,000 for the six months ended June 30, 2004. Returns on average assets and average equity for the first half of 2005 were 1.16% and 12.8%, respectively, compared with 1.35% and 12.3%, respectively, in the first half of 2004. Firstbank’s capital management strategies helped earnings per share and contributed to the increase in return on equity compared to the year-ago period.

Growth in Firstbank’s balance sheet continued as total assets reached $831 million, 5.7% above the year-ago level. Total portfolio loans at the end of the second quarter of 2005 were 5.3% above the level at June 30, 2004. Commercial and commercial real estate loan growth was strong, increasing 9.1% above the year-ago level, and residential mortgage loans increased 9.9%. Total deposits as of June 30, 2005, were 5.9% above the year-ago level, with savings deposits increasing 33.4% as a result of in-market promotions and with non-interest bearing deposits increasing 4.0% over this time period.

Firstbank’s net interest margin, at 4.39% in the second quarter of 2005, was within 0.02% of the 4.41% level achieved in both the first quarter of 2005 and the second quarter of 2004. Rising rates in Firstbank’s variable rate commercial loan portfolio were offset by lower rates achieved on new and renewed fixed rate loans.

Mr. Sullivan stated, “We are pleased to see earnings growth from our core banking business taking the place of the unusually strong earnings that characterized the mortgage boom of the past few years. Our bankers are doing an excellent job of meeting customer needs in our markets and containing costs. At the same time, we are investing in systems and training designed to increase our service to customers and our revenues in the future. We are also very excited about the opportunity to extend our brand of community banking to the Kalamazoo market as Keystone Community Bank joins our company later this year. Keystone is an excellent and well respected community bank in a market that holds significant opportunity for growth.”

Sullivan continued, “We have been informed that our stock will be part of the new Russell Microcap Index. This new index debuted on July 1 and is comprised of the smallest 1,000 securities in the small-cap Russell 2000 Index along with the next smallest 1,000 companies. While we won’t know the impact of increased exposure of our stock through the Microcap Index for some time, we are hopeful that the combination of increased exposure for our stock, good and progressing fundamental financial performance, and the acquisition of good quality growth opportunities will support creation of value for our shareholders.”

Total non-interest expenses in the second quarter of 2005 declined 1.7% from the first quarter of 2005 and were just 3.2% above the level in the second quarter of 2004. Salaries and employee benefits expense declined 1.3% compared to the first quarter of 2005 and declined 0.1% compared to the second quarter of 2004.

Supported by growth in loans and earning assets, net interest income in the second quarter of 2005 increased 4.8% from the level in the second quarter of 2004. The reduction in mortgage activity compared to last year continued to negatively impact earnings comparisons, as gain on sale of mortgage loans showed a 49% decline compared to the second quarter of 2004. Although total non-interest income in the second quarter of 2005 declined 8.5% from the year-ago quarter, it increased 16.6% compared to the first quarter of 2005. Helping to offset the decline in mortgage activity was an 11.2% increase in deposit account fee income for the first half of 2005 compared to the first half of 2004.

Primarily as a result of the self tender offer in 2004, shareholders’ equity decreased 13.0% from June 30, 2004 to June 30, 2005. Since December 31, 2004, shareholder’s equity has increased 3.5%. Firstbank did not repurchase shares in the second quarter of 2005, as capital is being maintained at an appropriate level in consideration of the pending acquisition of Keystone Financial Corporation. The ratio of average equity to average assets stood at 9.0% in the second quarter of 2005, compared to 9.2% in the first quarter of 2005 and 10.9% in the second quarter of 2004.

Firstbank’s mortgage servicing portfolio was $472.8 million as of June 30, 2005, compared to $473.9 million at March 31, 2005, and $471.1 million at June 30, 2004.

Firstbank’s asset quality measures remained strong. Net charge-offs declined, to $106,000 in the second quarter of 2005, or 0.06% annualized as a percentage of average loans, compared to $461,000, or 0.28% annualized as a percentage of average loans in the first quarter of 2005 and compared to $119,000, or 0.07% annualized, in the second quarter of 2004. The ratio of non-performing loans to loans was 0.41% as of June 30, 2005, compared to 0.23% at March 31, 2005, and 0.37% at June 30, 2004. The increase in non-performing loans was primarily related to one loan which has little risk of loss due to a government guarantee. These measures of asset quality continue to be at levels considered in the industry to be favorable.

Firstbank Corporation, headquartered in Alma, Michigan is currently a five bank financial services company with assets of $831 million and 35 banking offices located in central and northeast Michigan. Bank subsidiaries include: Firstbank — Alma; Firstbank (Mt. Pleasant); Firstbank — West Branch; Firstbank - Lakeview; and Firstbank — St. Johns. Firstbank Corporation’s pending acquisition of the $151 million asset Keystone Community Bank in Kalamazoo, Michigan, is expected to close in the fourth quarter of 2005, subject to regulatory and Keystone shareholder approvals. Other corporate affiliates include 1st Armored, Inc.; 1st Title; Gladwin Land Company, Inc.; and C. A. Hanes Realty, Inc. Investment services are available through affiliations with CB Wealth Management N.A., MML Investors Services, Inc., and Raymond James Financial Services Inc.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, increases in interest rates and positioning of balance sheets to benefit net interest margins and earnings. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three months Ended			Six months Ended:
	Jun 30 2005	Mar 31 2005	Jun 30 2004	Jun 30 2005	Jun 30 2004

Interest income:
Interest and fees on loans	$11,353	$10,847	$10,058	$22,200	$20,238
Investment securities
Taxable	504	458	380	$962	$763
Exempt from federal income tax	231	248	228	479	470
Short term investments	30	34	32	64	56

Total interest income	12,118	11,587	10,698	23,705	21,527

Interest expense:
Deposits	2,617	2,243	1,815	4,860	3,601
Notes payable and other borrowing	1,237	1,196	995	2,433	2,025

Total interest expense	3,854	3,439	2,810	7,293	5,626

Net interest income	8,264	8,148	7,888	16,412	15,901
Provision for loan losses	73	8	60	81	(131)

Net interest income after provision for loan losses	8,191	8,140	7,828	16,331	16,032

Noninterest income:
Gain on sale of mortgage loans	431	455	847	886	1,631
Service charges on deposit accounts	783	720	703	1,503	1,352
Gain on sale of securities	17	12	11	29	11
Mortgage servicing	30	48	(56)	78	(76)
Other	1,336	978	1,316	2,314	2,268

Total noninterest income	2,597	2,213	2,821	4,810	5,186

Noninterest expense:
Salaries and employee benefits	3,836	3,887	3,838	7,723	7,779
Occupancy and equipment	969	1,016	923	1,985	1,892
Amortization of intangibles	75	76	75	151	151
FDIC insurance premium	21	21	21	42	43
Other	2,193	2,216	2,014	4,409	3,609

Total noninterest expense	7,094	7,216	6,871	14,310	13,474

Income before federal income taxes	3,694	3,137	3,778	6,831	7,744
Federal income taxes	1,186	1,000	1,213	2,186	2,498
Net Income	$2,508	$2,137	$2,565	$4,645	$5,246

Fully Tax Equivalent Interest Income	$8,398	$8,292	$8,014	$16,767	$16,225

Per Share Data:
Basic Earnings	$0.47	$0.40	$0.44	$0.87	$0.89
Diluted Earnings	$0.46	$0.39	$0.43	$0.85	$0.87
Dividends Paid	$0.22	$0.21	$0.20	$0.43	$0.39

Performance Ratios:
Return on Average Assets*	1.23%	1.09%	1.33%	1.16%	1.35%
Return on Average Equity*	13.6%	11.8%	12.2%	12.8%	12.3%
Net Interest Margin (FTE) *	4.39%	4.41%	4.41%	4.41%	4.46%
Book Value Per Share+	$14.10	$13.76	$14.70	$14.10	$14.70
Average Equity/Average Assets	9.0%	9.2%	10.9%	9.1%	10.9%
Net Charge-offs	106	461	119	567	754
Net Charge-offs as a % of Average Loans^*	0.06%	0.28%	0.07%	0.17%	0.08%

* Annualized
+ Period End
^ Total loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Jun 30 2005	Mar 31 2005	Dec 31 2004	Jun 30 2004

ASSETS
Cash and cash equivalents:
Cash and due from banks	$26,541	$21,930	$23,715	$24,070
Short term investments	4,826	1,849	2,057	10,807

Total cash and cash equivalents	31,367	23,779	25,772	34,877

Securities available for sale	77,803	77,855	72,475	66,256
Federal Home Loan Bank stock	5,563	5,412	5,355	5,241
Loans:
Loans held for sale	1,533	1,786	1,969	1,400
Portfolio loans:
Commercial	104,761	107,211	110,261	101,393
Commercial real estate	242,321	235,040	225,372	216,689
Residential mortgage	243,718	240,281	231,213	221,766
Real estate construction	37,793	37,877	47,920	51,442
Consumer	55,166	52,708	54,491	57,944
Credit card	1,799	1,785	1,830	1,828

Total portfolio loans	685,558	674,902	671,087	651,062
Less allowance for loan losses	(10,094)	(10,128)	(10,581)	(11,232)
Net portfolio loans	675,464	664,774	660,506	639,830

Premises and equipment, net	17,126	17,323	17,658	17,923
Goodwill	4,465	4,465	4,465	4,880
Other intangibles	2,245	2,296	2,395	2,538
Other assets	15,121	16,486	15,540	13,111

TOTAL ASSETS	$830,687	$814,176	$806,135	$786,056

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits:
Noninterest bearing accounts	109,269	99,424	106,208	105,104
Interest bearing accounts:
Demand	160,576	173,542	177,067	181,272
Savings	131,589	115,234	100,277	98,651
Time	222,420	230,425	219,715	204,341

Total deposits	623,854	618,625	603,267	589,368

Securities sold under agreements to
repurchase and overnight borrowings	34,374	31,855	39,100	28,883
FHLB Advances and notes payable	76,256	68,899	71,430	72,475
Subordinated Debt	10,310	10,310	10,310	0
Accrued interest and other liabilities	10,472	11,214	9,164	8,641
Total liabilities	755,266	740,903	733,271	699,367

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, none issued
Common stock; 20,000,000 shares authorized *	65,155	64,533	64,713	74,115
Retained earnings	10,166	8,835	7,816	12,139
Accumulated other comprehensive income	100	(95)	335	435

Total shareholders' equity	75,421	73,273	72,864	86,689

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$830,687	$814,176	$806,135	$786,056

* Common stock shares issued and outstanding	5,350,816	5,326,667	5,322,137	5,895,985

Asset Quality Ratios:
Non-Performing Loans / Loans^	0.41%	0.23%	0.28%	0.37%
Non-Perf. Loans + OREO / Loans^ + OREO	0.54%	0.36%	0.42%	0.39%
Non-Performing Assets / Total Assets	0.45%	0.30%	0.35%	0.33%
Allowance for Loan Loss as a % of Loans^	1.47%	1.50%	1.58%	1.73%
Allowance / Non-Performing Loans	356%	645%	568%	464%

Quarterly Average Balances:
Total Portfolio Loans^	$678,835	$670,240	$663,475	$644,714
Total Earning Assets	$765,888	$755,795	$746,814	$729,187
Total Shareholders' Equity	74,009	74,881	72,021	84,977
Total Assets	821,362	812,067	799,688	779,826
Diluted Shares Outstanding	5,425,421	5,436,709	5,420,497	5,993,298
^ Total loans less loans held for sale